Exhibit 99

          Heritage Financial Group Announces Stock Repurchase Program

     ALBANY, Ga.--(BUSINESS WIRE)--May 25, 2006--Heritage Financial Group (NASDAQ/NM: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that its Board of Directors has approved a stock repurchase program to fund the restricted stock portion of its 2006 Equity Incentive Plan, which was approved by stockholders at the Company's 2006 Annual Meeting earlier this month. Under the plan, the Company intends to repurchase up to 220,328 shares from time to time, depending on market conditions, at prevailing market prices in open-market or privately negotiated transactions over a 12-month period.
     The authorized share repurchases represent approximately 2.0% of the Heritage Financial Group's total outstanding common stock, or about 6.5% of the Company's publicly traded shares. As of March 31, 2006, the Company had 11,241,250 common shares outstanding, including 7,868,875 shares held by Heritage, MHC.
     Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said that in taking this action, the Board of Directors considered both the Company's strong capital position and its favorable prospects for growth. "We believe that funding the restricted stock portion of our 2006 Equity Incentive Plan through the repurchase of our shares will benefit the Company and our stockholders by avoiding unnecessary dilution," Dorminey added. "We also believe that the Company's shares represent an attractive investment for the long term, based on the current price level."

     Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. In March 2006, the Company announced its plans to extend its banking operations to Florida. Subject to regulatory approval of various transactions, the Company expects to open a Florida branch during the third quarter of 2006.
     Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a savings bank in 2001. As of March 31, 2006, Heritage Financial Group reported total assets of approximately $363 million and total stockholders' equity of approximately $69 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
     Heritage, MHC, a mutual holding company formed in 2002, holds 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

     Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


     CONTACT: Heritage Financial Group
              T. Heath Fountain, 229-878-3370